Exhibit 99.1

Energy XXI Gulf Coast Announces Filing of Form 10-K For the Transition Period July 1, 2016 Through December 31, 2016

Provides Operational Update and Year-end Reserves Estimates

NASDAQ Listing and Trading Expected in Early March

HOUSTON – February 22, 2017 – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) announced today that it has filed its Form 10-K for the transition period July 1, 2016 through December 31, 2016 with the Securities and Exchange Commission (SEC). The Company recently changed its fiscal year end from June 30th to December 31st effective December 31, 2016. EGC also provided its internal estimates of year-end 2016 reserves, an operational update, and information regarding its 2017 capital expenditure program.

Highlights include:

•	Eliminated $3.6 billion in long-term debt and approximately $330 million of annualized interest expense
•	Reported strong liquidity of $128 million at year-end 2016
•	Announced its year-end 2016 reserves totaled 121.9 million barrels of oil equivalent (MMBOE) based on unaudited, internal estimates
•	Produced an average of 42,500 barrels of oil equivalent (BOE) per day in the fourth quarter of calendar 2016, of which 71% was oil
•	Disclosed that capital expenditures for the calendar year 2017 will be in the range of $140 to $170 million (which includes $50 to $70 million in abandonment activities) and will be funded with internally generated cash flow and available cash

In conjunction with today’s release, the Company has posted an updated investor presentation to its website, www.energyxxi.com, in the Events and Presentations section of the Investor Relations tab.

Michael S. Reddin, EGC’s Chairman and Interim Chief Executive Officer commented, “2016 was a transformative year for Energy XXI with significant challenges and noteworthy accomplishments. EGC eliminated $3.6 billion in long-term debt and $330 million in annual interest expense and now has a solid financial base. Looking ahead to 2017, we will continue with our commitment to HSE excellence with a near-term emphasis on low-risk exploitation. We are focused on financial discipline and cash flow generation by driving breakeven costs lower, and operating efficiently. Our highly experienced technical and financial teams are committed to maximizing returns for our shareholders.”

1

Reddin continued, “We will fund our entire 2017 capital program of $140 to $170 million with internally generated cash flow and available cash. With our strong, oil-weighted asset base, renewed strategic focus, and commitment to financial discipline, EGC is well positioned to thrive as we see a recovery in the pricing environment.”

Capital Structure and Liquidity

As a result of its restructuring in 2016, the Company eliminated approximately $3.6 billion of long-term debt and more than $330 million of associated annualized interest expense. At December 31, 2016, EGC had a significantly simplified balance sheet. Liquidity totaled $128 million which is cash and cash equivalents net of $37 million in emergence-related payments and certain trade claims due. Additionally, the Company has $58 million in restricted cash associated with collateral and escrow requirements.

In conjunction with the emergence from restructuring, EGC entered into a new three-year $302 million secured credit facility of which $74 million was drawn as of year-end 2016. The remaining $228 million under the facility will be utilized to maintain in effect outstanding letters of credit primarily in favor of ExxonMobil to secure certain abandonment obligations.

Year-end Reserves

For the six-month transitional period ended December 31, 2016 proved reserves were estimated and compiled for reporting purposes by the Company’s internal reservoir engineers. EGC intends to continue to utilize Netherland Sewell & Associates, Inc. (NSAI), independent oil and gas reserves consultants, in the future but a new independent third party reserve report was not prepared as of the December 31, 2016 fiscal year end.

Total proved reserves as of December 31, 2016, were estimated at 121.9 MMBOE, of which 95.2 MMBOE (78%) were oil, 3.1 MMBOE (3%) were natural gas liquids (NGLs), and 23.5 MMBOE (19%) were natural gas. Substantially all of EGC’s proved reserves are in the Gulf of Mexico, of which 70% are proved developed. The Company operates approximately 91% of its proved reserves.

Proved reserves increased 41%, or 35.4 MMBOE, from 86.6 MMBOE at June 30, 2016 to 121.9 MMBOE as of December 31, 2016. The increase was primarily due to (1) the booking of 36.5 MMBOE of proved undeveloped reserves that had been previously recorded and then subsequently removed at December 31, 2015 due to the uncertainty regarding the Company’s ability to secure the required financing for developing such reserves prior to restructuring; and (2) upward revisions/additions of approximately 7 MMBOE of proved reserves resulting primarily from the extension in field life due to the addition of proved undeveloped reserves. These increases were offset by 7.9 MMBOE of production during the period July 1 through December 31, 2016.

2

The present value of proved reserves (PV-10) totaled $135.4 million at year-end 2016 and was based on SEC average pricing of $41.51 per barrel of oil, $21.63 per barrel for NGLs, and $2.29 per thousand cubic feet (Mcf) of natural gas; all prices are net of quality and location differentials. At January 3, 2017 strip pricing, the PV-10 of the year-end 2016 proved reserves would have totaled $988 million. The Company has proved and probable reserves totaling 210 MMBOE. See comments below regarding PV-10 and probable reserves.

Production and Pricing

	Six Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2016	2016
Sales Volumes per Day
Natural gas (MMcf)	73.3	73.8
NGLs (MBbls)	0.9	0.5
Crude oil (MBbls)	29.8	29.6
Total (MBOE)	42.9	42.5
Percent of BOE from crude oil and NGLs	72%	71%

Average Sales Price
Natural gas per Mcf	$2.75	$2.85
NGLs per Bbl	$21.12	$28.51
Crude oil per Bbl	$46.52	$48.47
Sales price per BOE	$37.44	$39.19

EGC operates approximately 85% of its production, substantially all of which was from properties in the U.S. Gulf of Mexico.

3

Commodity Hedging

The Company did not have any commodity hedges in place in the fourth quarter of 2016. In February 2017, EGC entered into oil contracts (costless collars) benchmarked to Argus-LLS, to hedge 10,000 barrels of oil per day of production for the period from March 2017 to December 2017 with an average floor price of $52.30 and an average ceiling price of $57.43 per barrel. The Company does not have any hedges in place on natural gas production.

Capital Expenditure Program

In the period of July 1 through December 31, 2016, the Company incurred capital costs, excluding acquisitions but including abandonment activities, totaling $47.8 million of which $22.3 million related to development and recompletion activities in the Company’s core properties. The Company did not drill any new wells during that period. EGC spent approximately $24 million related to abandonment activities.

The Company expects its capital expenditure program for 2017 to be in the range of $140 to $170 million, including $50 to $70 million for abandonment activities. EGC plans to execute numerous recompletions in 2017, and to operate a single-rig development drilling program beginning this summer and extending into at least 2018. The 2017 capital program is expected to be fully funded with available cash and internal cash flow.

Exchange Listing

The Company expects to meet all the requirements for listing on the NASDAQ shortly and trading is expected to begin in early March.

Future Conference Calls

The Company commented that it will begin hosting quarterly conference calls beginning with the issuance of its first quarter 2017 earnings release in early May. No conference call is planned in conjunction with the filing of the transition period Form 10-K.

4

Non-GAAP Measures

The Company refers to “PV-10” as the present value of estimated future net revenues of estimated proved reserves using a discount rate of 10%. This amount includes projected revenues less estimated production costs, abandonment costs and development costs but does not include effects, if any, of income taxes, as described below. PV-10 is not a financial measure prescribed under accounting principles generally accepted in the U.S. (“U.S. GAAP”); therefore, the table reconciles this amount to the standardized measure of discounted future net cash flows, which is the most directly comparable U.S. GAAP financial measure. Management believes that the non-U.S. GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. EGC believes the use of this pre-tax measure is valuable because there are unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under U.S. GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under U.S. GAAP.

Cautionary Note Regarding Hydrocarbon Quantities

EGC has provided internally generated estimates for proved reserves and aggregated proved, probable and possible reserves as of December 31, 2016, in this press release, with each category of reserves estimated in accordance with SEC guidelines and definitions. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.”

Actual quantities that may be ultimately recovered from EGC’s interests may differ substantially from the estimates in this presentation. Factors affecting ultimate recovery include the scope of EGC’s ongoing drilling program, which will be directly affected by commodity prices, the availability of capital, regulatory approvals, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints and other factors; actual drilling results, including geological and mechanical factors affecting recovery rates; and budgets based upon our future evaluation of risk, returns and the availability of capital.

5

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11 or a change in EGC’s senior management team, including, but not limited to: (i) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties, (ii) the ability of the Company to hire a permanent CEO, including how long that process may take, (iii) any effects from the same person’s serving, on an interim basis, as both Chairman of the Board and the CEO at the same time, (vi) the increased advisory costs incurred in connection with executing the reorganization, (vii) the uncertainty that any trading market for our common stock will exist or develop in the over-the-counter markets or other national exchange in the future, (viii) the impact of restrictions in the exit financing on EGC’s ability to make capital investments and pursue strategic growth opportunities and (ix) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the most recent Annual Report on Form 10-K for the year ended June 30, 2016 filed by Energy XXI Ltd (“EXXI Ltd”) as predecessor to EGC and Part II, Item 1A of EXXI Ltd’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for more information. EGC will file reports and other information with the SEC going forward. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI Gulf Coast, Inc. is an independent oil and natural gas development and production company whose assets are primarily located in the U.S. Gulf of Mexico waters offshore Louisiana and Texas. The Company’s near-term strategy emphasizes exploitation of key assets, enhanced by its focus on financial discipline and operational excellence. To learn more, visit EGC’s website at www.EnergyXXI.com.

Investor Relations Contact

Al Petrie
Investor Relations Coordinator
713-351-0617
apetrie@energyxxi.com

6